UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Trico Marine Services, Inc.

(Name of Registrant as Specified In Its Charter)

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FOR IMMEDIATE RELEASE
CONTACTS:
For Investors:
Geoff Jones, VP & Chief Financial Officer
Trico Marine Services, Inc.
(713) 780-9926
Bob Marese
MacKenzie Partners, Inc.
(212) 929-5500
For Media:
Jamie Moser / Marin Kaleya
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449
TRICO MARINE FILES DEFINITIVE PROXY MATERIALS AND
SENDS LETTER TO STOCKHOLDERS
Urges Shareholders to Vote FOR the Board’s Nominees on the WHITE Proxy Card Today
THE WOODLANDS, Texas, May 14, 2009 — Trico Marine Services, Inc. (Nasdaq: TRMA) (the “Company” or “Trico”) today announced that it filed with the Securities and Exchange Commission (“SEC”) definitive proxy materials in connection with the Company’s 2009 Annual Meeting of Stockholders. Trico stockholders of record as of the close of business on April 17, 2009 will be entitled to attend and vote at the June 10, 2009 Annual Meeting.
Trico’s Board of Directors unanimously recommends that stockholders vote on the WHITE proxy card FOR Trico’s nominees — Joseph S. Compofelice and Ben A. Guill — and AGAINST the Kistefos proposals, other than the proposal to eliminate the classification of Trico’s Board on which the Board has not made any voting recommendation. Stockholders are encouraged to vote by telephone, Internet or by signing, dating and returning the WHITE proxy card today.
Joseph S. Compofelice, Chairman of the Board, and M. W. Scoggins, Trico’s Lead Director, sent the following letter to stockholders:
PROTECT YOUR INVESTMENT IN TRICO
REJECT KISTEFOS’S NOMINATIONS AND PROPOSALS
VOTE THE WHITE PROXY CARD TODAY
May 13, 2009
Dear Fellow Stockholder:
Kistefos AS, a Norwegian investment company owned by Christen Sveaas that holds approximately 21.7% of Trico’s outstanding shares, has initiated a costly and disruptive proxy contest to elect Mr. Sveaas, its Chairman, and Åge Korsvold, its Chief Executive Officer, to your Board of Directors. Trico’s Board has spent considerable time and energy during the past five months meeting with this stockholder in an attempt to reach a compromise. Kistefos’s refusal to discuss a compromise and persistence in spite of our efforts — and in spite of the fact that they have made no practical recommendations with respect to the company’s strategy or operations — leads us to question what its agenda is. Your Board strongly urges all Trico stockholders to REJECT the Kistefos proposals and discard any proxy materials that you receive from Kistefos.

Your vote at Trico’s upcoming June 10, 2009 Annual Meeting of Stockholders is important no matter how many shares you own. We urge you to vote on the WHITE proxy card FOR Trico’s nominees — Joseph S. Compofelice and Ben A. Guill — and AGAINST the Kistefos proposals, other than the proposal to eliminate the classification of Trico’s Board on which the Board has not made any voting recommendation.
KISTEFOS REJECTED OUR ATTEMPT TO COMPROMISE
Trico is always interested in the views of its stockholders, and in actions that benefit all stockholders. When we initially heard from Kistefos about its desire for Board representation, we were open to the opportunity to hear constructive, well-reasoned views about your company’s strategy. We offered Messrs. Korsvold and Sveaas access to non-public company information (subject to a confidentiality agreement) so they could engage in a substantive discussion with senior management and your Board. Messrs. Korsvold and Sveaas repeatedly declined this opportunity and instead decided to pursue a path that we fear may advance their interests at the expense of yours.
Reluctantly, but in the spirit of cooperation, your Board suggested to Messrs. Korsvold and Sveaas that the Board be expanded to eight directors and that Mr. Sveaas be nominated for the eighth seat at the next Annual Meeting. Your Board acknowledged some reservations as Mr. Sveaas is an owner of a competing company and would be required to recuse himself from Board discussions involving competitively sensitive information.
The Board could not accept Mr. Korsvold as a candidate. According to published accounts, in October 2000 Mr. Korsvold resigned as CEO of a Norwegian public company and withdrew as chairman of another Norwegian public company after regulatory authorities in Norway concluded he had violated trading prohibitions under the Norwegian Securities Trading Act. Although all charges were later dismissed, your Board concluded that these events made Mr. Korsvold an undesirable candidate.
WHY DOES KISTEFOS WANT TWO REPRESENTATIVES ON YOUR BOARD?
During our discussions with Messrs. Korsvold and Sveaas, we continually questioned the added value of having two representatives from one stockholder on your Board. When pressed to provide an answer, Messrs. Korsvold and Sveaas simply repeated their demand: We want two. Your Board of Directors is committed to representing the interest of all stockholders and believes that two representatives from one organization may hinder that goal.
While the discussions with Messrs. Korsvold and Sveaas were ongoing, your Board, with the assistance of its advisors, carefully evaluated and reevaluated the potential election of two additional non U.S.-citizens designated by one foreign stockholder to your Board. While apparently recognizing, but continuing to argue about, the merits of your Board’s position on the legality of its proposals, Kistefos changed its tactics to get Board seats. Not only has Kistefos rejected Trico’s reasonable compromise, it has now submitted a barrage of stockholder proposals — nine in total — to gain two Board seats.
Your Board believes that the interests of all stockholders are better served by a Board that does not include two representatives of a single stockholder.
REJECT THE DISSIDENT NOMINEES AND THEIR SELF-SERVING
LAUNDRY LIST OF STOCKHOLDER PROPOSALS
When it embarked on this campaign, Kistefos set forth proposals that were, in our view, in clear violation of Trico’s charter and the Jones Act. Since that time, Messrs. Korsvold and Sveaas have revised their proposals twice. At one point they publicly proposed that Trico have a Board of seven members with a quorum of seven required to take action, which means that the absence of a single director could effectively block the remaining directors from conducting any business due to a lack of quorum. Now, with nine proposals on the table, Kistefos is hoping that something sticks. While we disagree with all but one of the Kistefos proposals, here are just a few of the reasons why we recommend that you REJECT them:
•	Expanding the Board is unnecessary and simply creates vacancies that Kistefos would like to fill with its own candidates. Your seven current directors, six of whom are independent, are engaged, proactive and committed to delivering stockholder value. We recommend that you REJECT Kistefos’s proposal to expand the Board.

•	Kistefos’s proposal to remove Per Staehr, a valued member of Trico’s board, without cause does not benefit the Company. In order for Kistefos’s two representatives to lawfully take seats on your Board they must first remove Per Staehr. Mr. Staehr, a European executive, has played a critical role in guiding Trico as a Director since 2005. Mr. Staehr has over 20 years of experience in the marine and offshore industry, primarily in the North Sea. He served as President of Maersk Contractors, a division of A.P. Moller — Maersk, a $24 billion market capitalization global organization with interests in shipping, shipbuilding, energy, retail and industry where he was responsible for managing offshore drilling and contracting operations worldwide. Since 2001, he has served as Chairman of A2SEA A/S, the leading offshore wind turbine installation company. Trico’s CTC Division has recently completed several large wind power projects in the North Sea and this is a growing area for your Company.
Mr. Staehr has a unique blend of hands on operating experience at all levels of vessel and subsea operations as well as top international executive experience. He brings extensive relevant experience with respect to Trico’s focus in offshore transport, installation and technical solutions.
Again, in an abundance of caution, we have nominated an independent and highly qualified director candidate for election should you choose to vote in favor of removing Mr. Staehr. Our nominee, Douglas E. Swanson brings valuable public company experience, financial and operational expertise, and a proven ability to manage through challenging economic times. Mr. Swanson is currently the Chairman of the Board of Directors of Boots & Coots International Well Control, Inc., a publicly traded service provider to oil and gas exploration and development companies. He previously served as president and chief executive officer of Oil States International, Inc., a publicly traded oilfield services company which provides products and services to the oil and gas industry including products for deepwater production facilities and subsea pipelines. Mr. Swanson is committed to acting in the best interests of all stockholders.
•	Kistefos’s package of proposals could have the effect of paralyzing your Board. If some but not all of Kistefos’s proposals passed, your Board could end up with a quorum requirement for acting which equals or exceeds the number of sitting directors. The effect of this could be disastrous.
•	If there is a Board of 6 and a quorum requirement of 7, which is a possible outcome, the Board simply cannot act until another director takes office. Ask yourself whether Kistefos would insist that this be a director of its choosing and attempt to use its influence over the Company to urge support for the election of its candidates.

•	If there is a Board of 7 and quorum requirement of 7, which is a possible outcome, the absence of a single director could effectively block the remaining directors from conducting any business due to a lack of quorum. Ask yourself whether this is a rational way to conduct business.
Our proxy statement details what we believe are many shortcomings of Kistefos’s proposals. Kistefos has argued that its proposals represent governance reform but do not be fooled: these proposals, if adopted in whole or in part, will simply increase Kistefos’s influence over the Company and may hamper your Board even if you do not elect Kistefos’s nominees. Please do not let Kistefos succeed in its attempts to have its way with the governance of your company.

TRICO’S STRATEGY AND CURRENT TURMOIL IN THE MARKETS
In 2008, your Board of Directors made difficult but necessary strategic decisions in light of the declining outlook for the offshore supply vessel business (OSV). Continuing to dedicate Company resources to this business — characterized by a soft market and excessive capacity — was and is the wrong strategy. We chose instead to de-emphasize that business and enter the subsea service segment (Subsea) with the acquisition of two companies with excellent reputations for high quality service mostly to national oil companies.
Unfortunately, our timing could not have been worse. The virtual overnight collapse of both oil prices and the credit market have conspired to severely depress the value of your Trico stock. In our view, those market-driven events do not alter the soundness of the strategy to enter the Subsea business, which even in these difficult times is experiencing positive double digit unit volume growth.
YOUR BOARD IS COMMITTED TO ENHANCING VALUE FOR ALL STOCKHOLDERS
Your Board and management are confident that we have the right strategies in place to create value for all Trico stockholders. We are optimistic about our growth prospects as an international subsea services provider and we are encouraged that subsea growth fundamentals remain strong in spite of the weakened global economic conditions.
Just this week, Trico announced a debt exchange which will have the effect of strengthening the Company’s balance sheet and improving its liquidity position. Kistefos’s objections to this value-creating strategy demonstrate once again that they are NOT aligned with all Trico stockholders.
Our continued commitment to enhancing stockholder value is reflected in our prudent preservation of liquidity, our optimization of Subsea service and vessel utilization with national oil companies and international majors, and our focus on cost containment in the OSV segment. In the growing part of our business — Subsea — we are our expanding geographic reach to the highest growth markets. In our declining business — OSV — we are contracting by selling vessels, stacking vessels, closing offices, relocating vessels and reducing all costs including headcount.
The presence of two representatives of a single stockholder on the Trico Board would give that stockholder undue influence over corporate policies, business plans, and key initiatives, as well as Trico’s relationships with customers, suppliers and employees. In contrast, the current Trico Board is comprised of seasoned business and financial leaders who are actively engaged in building long-term stockholder value and who possess the expertise, insight and experience that is vital to the Company as it navigates through the current economic turbulence.
PROTECT YOUR INVESTMENT IN TRICO
REJECT KISTEFOS’S NOMINATIONS AND PROPOSALS
We are confident Trico stockholders will see Kistefos’s actions for what they are — a transparent attempt at an opportunistic time to greatly increase its influence over your Company in order to further its own private business interests. Your Board of Directors unanimously recommends that stockholders vote AGAINST Kistefos’s proposals, other than the proposal to eliminate the classification of the Trico Board, as to which the Board has made no voting recommendation. We urge you to act today to protect your investment — vote AGAINST Kistefos’s nominees and all proposals (other than the declassification proposal) by signing, dating and returning the WHITE proxy card, or by using the instructions on the WHITE proxy card to submit your proxy by telephone or Internet. Please do not return any proxy cards sent to you by Kistefos, even as a protest vote, as only your latest dated proxy card will count in this critical vote.

Thank you.
On behalf of the Board of Directors,

/s/ Joseph S. Compofelice	/s/ M. W. Scoggins
Joseph S. Compofelice	M. W. Scoggins
Chairman of the Board of Directors	Lead Director
If you have questions or need assistance voting your WHITE proxy card please contact:
105 Madison Avenue
New York, New York 10016
proxy@mackenziepartners.com
Call Collect: (212) 929-5500
or
TOLL-FREE (800) 322-2885
About Trico Marine Group
The Trico Marine Group is an integrated provider of subsea, trenching and marine support vessels and services. Trico’s towing and supply division provides a broad range of marine support services to the oil and gas industry through use of its diversified fleet of vessels including the transportation of drilling materials, supplies and crews to drilling rigs and other offshore facilities; towing drilling rigs and equipment, and support for the construction, installation, repair and maintenance of offshore facilities. Trico’s subsea services and trenching/installation divisions control a well equipped fleet of vessels and operate a fleet of modern ROVs and trenching and other subsea protection equipment.. The Trico Marine Group is headquartered in The Woodlands, Texas and has a global presence with operations in the North Sea, West Africa, Mexico, Brazil and Southeast Asia as well as the Gulf of Mexico.
For more information about Trico Marine Services, Inc. visit us on the web at www.tricomarine.com.
Important Information
In connection with the solicitation of proxies, on May 13, 2009, Trico filed with the Securities and Exchange Commission (the “SEC”) and mailed to stockholders a definitive proxy statement and a WHITE proxy card for its 2009 annual meeting of stockholders. Trico stockholders are strongly advised to read these documents as they contain important information. Stockholders may obtain Trico’s proxy statement, a form of WHITE proxy card and any amendments or supplements and other documents for free at the SEC’s website at www.sec.gov. Copies of Trico’s proxy materials will also be available for free at Trico’s website at www.tricomarine.com or by directing a request to Trico Marine Services, Inc., 10001 Woodloch Forest Drive, Suite 610, The Woodlands, Texas 77380, Attn: Corporate Secretary, or calling (713) 780-9926. In addition, copies may be requested by contacting, MacKenzie Partners, Inc. at (800) 322-2885 toll-free or by email at proxy@mackenziepartners.com. Trico and its directors and executive officers may be deemed to be participants in the solicitation of proxies from stockholders in connection with its 2009 annual meeting. Detailed information regarding the names, affiliations and interests of these persons in the solicitation of proxies is available in Trico’s definitive proxy statement. The contents of the websites referenced above are not deemed to be incorporated by reference into Trico’s definitive proxy statement.

Forward Looking Language
Certain statements in this letter that are not historical fact may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about the Company’s beliefs and expectations and information concerning possible or assumed future performance or results of operations, and are not guarantees. Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such forward-looking statements. A description of risks and uncertainties relating to Trico Marine Services, Inc. and its industry and other factors, which could affect the Company’s results of operations or financial condition, are included in the Company’s Securities and Exchange Commission filings. Trico undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this report.
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